NEWS RELEASE
Contact: Investor Relations
(206) 298-2909

EMERITUS ANNOUNCES OPERATING
RESULTS FOR FOURTH QUARTER AND FULL YEAR 2009

SEATTLE, WA, (March 15, 2010) - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced its fourth quarter and full year 2009 results.

Year and Quarter Ended December 31, 2009 Operating Summary

•	Total revenues increased by $126.3 million, or 16.3%, to $898.7 million for the year, and by $25.1 million, or 12.3%, to $229.6 million for the fourth quarter.
•	Average monthly revenue per occupied unit improved by 6.8% to $3,648 for the year, and by 4.1% to $3,684 for the fourth quarter.
•	Average occupancy increased 20 basis points to 86.7% for the year, and increased 70 basis points to 87.1% for the fourth quarter.
•	Same Store average occupancy increased 80 basis points to 87.9% for the year, and increased 120 basis points to 88.3% for the fourth quarter.
•	Operating income from continuing operations improved by $49.8 million for the year, and by $6.6 million for the fourth quarter.
•	Adjusted EBITDAR improved 13.3% to $252.9 million for the year, and by 4.9% to $62.3 million for the fourth quarter.

Granger Cobb, President and Co-Chief Executive Officer, stated, “In 2009, we improved occupancy, revenue per unit, and cash flows despite a difficult economy, underscoring the need-driven fundamentals of our business.  As we enter this year, we are energized by the meaningful opportunities to drive further improvements in operating results throughout our existing portfolio, as well as through select acquisitions.”

 2009 Annual Results

Total operating revenues increased by $126.3 million, or 16.3%, to $898.7 million for the year ended December 31, 2009, compared to $772.4 million in 2008.  Of this increase, $98.2 million was from the acquisition, development, and expansion of 26 communities since the beginning of 2008, $27.4 million was from the 240 Same Store communities, and the balance was from an increase in management fee revenues.  The $27.4 million improvement in Same Store revenues consisted of $20.3 million from increased average monthly revenue per occupied unit and $7.1 million from improved occupancy.

Average monthly revenue per occupied unit increased to $3,648 in 2009 from $3,417 in 2008, a 6.8% improvement.  On a Same Store basis, average monthly revenue per occupied unit increased by 2.8% to $3,528 in 2009 from $3,433 in 2008.

Same Store average occupancy in 2009 was 87.9% compared to 87.1% in 2008.  For the total consolidated portfolio, average occupancy for 2009 was 86.7% compared to 86.5% in 2008.  Total occupancy was 88.7% on December 31, 2009, compared to 87.4% on December 31, 2008.

Community operating expenses were $585.8 million in 2009 compared to $490.9 million in 2008.  Approximately $75.7 million of the increase resulted from the acquisition, development, or expansion of 26 communities since the beginning of 2008, while $19.2 million was from the 240 Same Store communities.  The increase in Same Store expenses includes a $5.1 million increase in health insurance primarily from an increase in employee enrollment, a $2.6 million increase in workers’ compensation expense, base salary and wage increases of less than 1.0%, totaling $1.9 million, and a $1.0 million increase in sick pay benefits due to a change in employee sick pay policy.  The remaining increase in community operating expenses was due to general expense increases across various categories.

The Company benefited from expense reductions of $1.9 million in 2009 and $6.0 million in 2008 related to actuarial adjustments to self-insurance programs.  These adjustments, though representing benefits to each of the periods, had the impact of increasing comparative consolidated operating expenses by $4.1 million, of which $1.2 million is included in the Same Store expenses as discussed above.

General and administrative expenses were $63.6 million in 2009 compared to $58.8 million in 2008. As a percent of total operated community revenues, which includes revenues of managed communities, general and administrative expenses decreased to 6.3% in 2009 compared to 6.7% in 2008.

The net loss improved by $50.9 million for 2009 to $(53.9) million compared to $(104.8) million in 2008.  The meaningful reduction in the Company’s net loss was principally attributed to a decrease in depreciation and amortization of $41.6 million, primarily from the full amortization of an intangible asset in early 2009; a decrease in impairment charges of $5.8 million, including impairment losses reported in discontinued operations; a decrease in the write-off of transaction, refinancing, and development costs of approximately $6.1 million; and a $4.5 million benefit on the Company’s interest rate swap value, including amounts reported in equity earnings from unconsolidated joint ventures.  These positive impacts were partially offset by a net increase of $8.7 million in non-cash facility lease expenses, primarily straight-line rent accruals on leased communities acquired in December 2008, and the $4.1 million comparative increase in self-insurance expense as discussed above.

For the year ended December 31, 2009, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased 13.3% to $252.9 million from $223.2 million for 2008, with the increase primarily driven by improvement in community operating income (community revenue less community operating expenses).

2009 Fourth Quarter Results

Total operating revenues increased by $25.1 million, or 12.3%, to $229.6 million for the fourth quarter ended December 31, 2009, compared to $204.5 million in the 2008 fourth quarter.  Of this increase, $19.8 million was from the acquisition, development, and expansion of 26 communities since the beginning of 2008, and the remaining $5.3 million was from the 240 Same Store communities and management fees.  The improvement in Same Store revenues consisted of approximately equal increases of average monthly revenue per occupied unit and improved occupancy.

Average monthly revenue per occupied unit increased to $3,684 in the fourth quarter of 2009 from $3,539 in the fourth quarter of 2008, a 4.1% improvement.  On a Same Store basis, average monthly revenue per occupied unit increased by 1.5% to $3,555 in the fourth quarter of 2009 from $3,503 in the corresponding period in 2008.

Same Store average occupancy in the fourth quarter of 2009 was 88.3% compared to 87.1% in prior year fourth quarter.  Average occupancy for the fourth quarter of 2009 was 87.1% compared to 86.4% in fourth quarter of 2008.  From the third to fourth quarters of 2009, average occupancy was flat at 87.1% on a consolidated basis and also flat at 88.3% on a Same Store basis.

Community operating expenses increased $27.5 million to $151.5 million in the fourth quarter of 2009 compared to $124.0 million in the prior year fourth quarter.  Approximately $17.3 million of the increase resulted from the acquisition, development, or expansion of 26 communities since the beginning of 2008, and $10.2 million was from the 240 Same Store communities.  The increase in Same Store expenses includes a $2.4 million increase in workers’ compensation expense, a $1.2 million increase in health insurance primarily from an increase in employee enrollment, and salary and wage increases of 1.7%, totaling $1.0 million.  In addition, professional and general liability expenses increased $2.0 million, primarily from an actuarial-based expense credit in the fourth quarter of 2008.  The remaining increase in community operating expenses was due to general expense increases across various other operating expense categories.

The Company benefited from prior period net expense reductions of $0.8 million in the fourth quarter of 2009 and $6.6 million in the prior year quarter related to actuarial adjustments to self-insurance programs.  These adjustments, though representing benefits to each of the periods, had the impact of increasing comparative consolidated operating expenses by $5.8 million in the 2009 quarter, of which $2.0 million in workers’ compensation and $2.0 million in professional liability expenses are included in the Same Store expenses as discussed above.

The net loss for the fourth quarter of 2009 was $(15.9) million compared to $(30.5) million in the fourth quarter of 2008, an improvement of $14.6 million.  The meaningful reduction in the Company’s net loss was principally attributed to a decrease in depreciation and amortization of $10.4 million, primarily from the full amortization of an intangible asset in early 2009; a decrease in impairment charges of $3.9 million, including impairment losses reported in discontinued operations; a decrease in the write-off of transaction, refinancing, and development costs of approximately $5.3 million; and a $3.4 million benefit on the Company’s interest rate swap value, including amounts reported in equity earnings from unconsolidated joint ventures.  These positive impacts were partially offset by a net increase of $1.0 million in non-cash facility lease expenses, primarily straight-line rent accruals on leased communities acquired in December 2008, and the $5.8 million comparative increase in self-insurance expense as discussed above.

Community Transactions

In January 2010, the Company announced that it had entered into a joint venture agreement with Blackstone Real Estate Advisors VI, L.P. and Columbia Pacific Advisors in connection with the acquisition by the joint venture of approximately 134 communities currently operated by an affiliate of Sunwest Management.  The Company continues to work with the joint venture in pursuing this opportunity.

During both 2009 and 2008, the Company incurred impairment losses that related to communities sold or held for sale.  For the year ended December 31, 2009, the impairment losses were $7.5 million, of which $1.2 million is included in discontinued operations.  In 2008, impairment losses were $13.4 million, of which $1.7 million is included in other non-operating expense and $1.5 million is included in discontinued operations.  Discontinued operations include four communities sold since December 2007.  Five communities formerly classified as held for sale have been reclassified to continuing operations for all periods presented.

Balance Sheet

As of December 31, 2009, the Company had $46.1 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On December 31, 2009, total assets were

$2.1 billion, including $1.7 billion of net investments in properties, total debt was $1.6 billion, including capital lease obligations, and shareholders’ equity was $312.1 million.

Conference Call:

The Company will host a conference call on Monday, March 15, 2010, at 5:00 P.M. Eastern Time to discuss its financial results for the year ended December 31, 2009.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Robert Bateman, Executive Vice President and Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-9039, or for international participants (201) 689-8470.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, March 15, 2010, until midnight Eastern Time, Monday, March 22, 2010.  The dial in numbers for the replay are (877) 660-6853, or for international participants (201) 612-7415.  To access the telephonic replay, enter account number 3055 along with the conference ID 346020.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our annual report on Form 10-K.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and years ended December 31, 2009 and 2008 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$(16,198)	$(30,661)	$(54,818)	$(104,939)
Equity losses (earnings) for unconsolidated joint ventures	(177)	1,313	(1,285)	2,203
Provision for (benefit of) income taxes	(564)	270	336	1,020
Depreciation and amortization	18,889	29,256	77,138	118,776
Interest expense	26,989	26,084	106,340	95,590
Interest income	(133)	(376)	(1,035)	(2,292)
Non-cash stock option compensation expenses	850	1,109	4,100	4,895
Amortization of deferred gains	(309)	(101)	(769)	(1,235)
Straight-line rent expense	4,095	2,923	18,866	9,903
Above/below market rent amortization	2,343	2,494	9,684	9,978
Deferred revenues	355	(671)	830	2,017
Change in fair value of interest rate swaps	(228)	1,574	(849)	1,558
Loss on termination of leases	-	1,303	-	1,303
Impairment loss on long-lived assets and investments	4,553	7,369	6,308	11,918
Debt refinancing fees	190	336	269	1,460
Acquisition and development expenses	52	3,907	517	4,128
Discontinued operations	(35)	1,014	1,335	2,043
Professional and workers' compensation liability adjustments	(773)	(6,603)	(1,941)	(6,054)
Adjusted EBITDA	39,899	40,540	165,026	152,272
Community leases expense	22,386	18,847	87,923	70,971
Adjusted EBITDAR	$62,285	$59,387	$252,949	$223,243

The following table shows the reconciliation of net cash provided by operating activities to CFFO for the three months and years ended December 31, 2009 and 2008 (in thousands):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$8,897	$6,053	$64,007	$62,510
Remove effect of changes in operating assets and liabilities	7,688	14,353	3,916	2,493
Recurring capital expenditures, net	(4,162)	(3,710)	(17,052)	(10,450)
Repayment of capital lease and financing obligations	(2,702)	(1,764)	(9,705)	(13,507)
Distributions from unconsolidated joint ventures, net	564	570	2,153	570
Cash From Facility Operations	$10,285	$15,502	$43,319	$41,616

Capital expenditures related to new acquisitions (1)	$(1,191)	$(131)	$(2,340)	$(4,936)

(1)	Represents investments in newly acquired communities subsequent to acquisition; previously included in above calculation

CFFO per weighted average common shares outstanding was $0.26 and $0.40 for the three months ended December 31, 2009 and 2008, respectively, and $1.11 and $1.07 for the years ended December 31, 2009 and 2008, respectively.  CFFO per share reflects the positive impacts from adjustments to professional liability and workers’ compensation reserves as detailed in the Adjusted EBITDAR schedule above.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K to be filed with the Securities and Exchange Commission on March 15, 2010, or visit the Company’s Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,800 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS
	December 31,	December 31,
Current Assets:	2009	2008
Cash and cash equivalents	$46,070	$27,254
Short-term investments	2,208	1,802
Trade accounts receivable, net of allowance of $1,009 and $549	10,861	11,596
Other receivables	7,251	5,556
Tax, insurance, and maintenance escrows	23,565	21,762
Prepaid workers' compensation	21,397	19,288
Other prepaid expenses and current assets	27,790	23,720
Property held for sale	-	13,712
Total current assets	139,142	124,690
Long-term investments	4,132	4,192
Property and equipment, net of accumulated depreciation of $222,518 and $144,441	1,716,472	1,725,558
Restricted deposits	14,349	12,337
Lease acquisition costs, net of accumulated amortization of $1,889 and $1,877	3,805	3,867
Goodwill	74,755	73,704
Other intangible assets, net of accumulated amortization of $28,883 and $76,368	116,418	131,994
Other assets, net	20,867	18,851
Total assets	$2,089,940	$2,095,193

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$21,324	$18,267
Current portion of capital lease and financing obligations	11,144	9,172
Trade accounts payable	5,928	7,474
Accrued employee compensation and benefits	37,624	32,778
Accrued interest	8,013	7,012
Accrued real estate taxes	10,715	9,791
Accrued professional and general liability	8,445	10,842
Accrued income taxes	542	3,715
Other accrued expenses	13,491	12,284
Deferred revenue	10,729	12,463
Unearned rental income	18,669	16,101
Total current liabilities	146,624	139,899
Long-term debt obligations, less current portion	1,375,088	1,355,149
Capital lease and financing obligations, less current portion	165,372	180,684
Deferred gain on sale of communities	7,111	2,667
Deferred rent	34,659	14,022
Other long-term liabilities	42,188	36,744
Total liabilities	1,771,042	1,729,165

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,274,590 and 39,091,648 shares	4	4
Additional paid-in capital	725,652	719,903
Accumulated other comprehensive income	807	–
Accumulated deficit	(414,381)	(360,506)
Total Emeritus Corporation shareholders' equity	312,082	359,401
Noncontrolling interest – related party	6,816	6,627
Total shareholders’ equity	318,898	366,028
Total liabilities, shareholders' equity and noncontrolling interest	$2,089,940	$2,095,193

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS For the Year Ended December 31,
(In thousands, except per share data)

	2009	2008
Revenues:
Community revenue	$893,043	$767,411
Management fees	5,689	5,032
Total operating revenues	898,732	772,443

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases expense shown separately below)	585,783	490,867
General and administrative	63,647	58,784
Acquisitions and development	517	3,907
Impairments on long-lived assets	6,308	10,176
Depreciation and amortization	77,138	118,776
Community leases	116,473	90,852
Total operating expenses	849,866	773,362
Operating income (loss) from continuing operations	48,866	(919)

Other income (expense):
Interest income	1,035	2,292
Interest expense	(106,340)	(95,590)
Change in fair value of interest rate swaps	849	(1,558)
Equity earnings (losses) for unconsolidated joint ventures	1,285	(2,203)
Other, net	1,158	(3,898)
Net other expense	(102,013)	(100,957)

Loss from continuing operations before income taxes	(53,147)	(101,876)
Provision for income taxes	(336)	(1,020)
Loss from continuing operations	(53,483)	(102,896)
Loss from discontinued operations	(1,335)	(2,043)
Net loss	(54,818)	(104,939)
Net loss attributable to noncontrolling interest	943	188
Net loss attributable to Emeritus Corporation common shareholders	$(53,875)	$(104,751)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(1.34)	$(2.63)
Discontinued operations	(0.03)	(0.05)
	$(1.37)	$(2.68)

Weighted average common shares outstanding; basic and diluted	39,183	39,075

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Year Ended December 31,
(In thousands)

	2009	2008
Cash flows from operating activities:
Net loss	$(54,818)	$(104,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,138	118,776
Amortization of above/below market rents	9,684	9,978
Loss on lease termination	-	1,303
Amortization of deferred gain	(769)	(1,235)
Impairment of long-lived assets and investments	7,542	13,360
Amortization of loan fees	3,227	2,587
Allowance for doubtful receivables	3,464	1,895
Equity investment (earnings ) losses and distributions	(1,285)	2,203
Stock based compensation	4,100	4,895
Change in fair value of interest rate swaps	(849)	1,558
Deferred revenue	830	2,017
Deferred rent	18,866	9,903
Other	793	2,702
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(3,612)	(465)
Prepaid expenses	(10,626)	(1,693)
Other assets	(493)	946
Trade accounts payable	(1,418)	(370)
Other accrued expenses and current liabilities	7,186	882
Security deposits and other long-term liabilities	5,047	(1,793)
Net cash provided by operating activities	64,007	62,510

Cash flows from investing activities:
Acquisition of property and equipment	(30,452)	(716,724)
Community acquisitions	(32,626)	(6,935)
Sale of property and equipment	2,677	6,754
Lease and contract costs and acquisition deposits	(1,339)	(1,146)
Payments from affiliates and other managed communities, net	918	33
Distributions from (investments in) unconsolidated joint ventures/other	2,153	(413)
Purchase of available-for-sale securities	-	(2,976)
Net cash used in investing activities	(58,669)	(721,407)

Cash flows from financing activities:
Proceeds from sale of stock	1,028	1,121
Repurchase of common stock	-	(399)
Decrease (increase) in restricted deposits	(1,710)	7,932
Debt issuance and other financing costs	(885)	(12,205)
Proceeds from long-term borrowings and financings	42,439	691,020
Repayment of long-term borrowings and financings	(19,443)	(62,336)
Repayment of capital and financing lease obligations	(9,705)	(13,507)
Tax benefit of stock compensation	622	-
Non-controlling interest contribution	1,132	6,815
Net cash provided by financing activities	13,478	618,441
Net increase (decrease) in cash and cash equivalents	18,816	(40,456)
Cash and cash equivalents at the beginning of the year	27,254	67,710
Cash and cash equivalents at the end of the year	$46,070	$27,254

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS For the Calendar Quarters Ended
Unaudited
(In thousands, except per share data)

	Q4 -2009	Q4 -2008
Revenues:
Community revenues	$228,290	$203,088
Management fees	1,330	1,384
Total operating revenues	229,620	204,472

Expenses:
Community operations (exclusive of depreciation, amortization
and community leases expense shown separately below)	151,557	124,012
General and administrative	16,444	14,717
Acquisitions and development	52	3,907
Impairments on long-lived assets	4,553	5,609
Depreciation and amortization	18,889	29,256
Community leases	28,824	24,264
Total operating expenses	220,319	201,765

Operating income from continuing operations	9,301	2,707

Other income (expense):
Interest income	133	376
Interest expense	(26,989)	(26,084)
Change in fair value of interest rate swaps	228	(1,574)
Equity earnings (losses) for unconsolidated joint ventures	177	(1,313)
Other, net	353	(3,489)
Net other expense	(26,098)	(32,084)

Loss from continuing operations before income taxes	(16,797)	(29,377)
Benefit of (provision for) income taxes	564	(270)
Loss from continuing operations	(16,233)	(29,647)
Loss from discontinued operations	35	(1,014)
Net loss	(16,198)	(30,661)
Net loss attributable to noncontrolling interests	268	188
Net loss attributable to Emeritus Corporation common shareholders	$(15,930)	$(30,473)

Basic and diluted loss per common share
Continuing operations	$(0.41)	$(0.75)
Discontinued operations	(0.00)	(0.03)
	$(0.41)	$(0.78)

Weighted average common shares outstanding - basic and diluted	39,259	39,122

Emeritus Corporation
Lease, Interest and Depreciation Expense
For the Calendar Quarters Ended
(Unaudited)
(In Thousands)

		Projected
		Range
	Q4-2009	Q1-2010
Community leases expense - GAAP	$28,824	$29,000 - $29,300
Less:
Straight-line rents	(4,095)	(3,500) - (3,600)
Above/below market rents	(2,343)	(2,200)-(2,300)
Plus:
Capital lease interest	3,270	3,900 - 4,000
Capital lease principal	2,562	2,800 - 2,900
Community leases expense - CASH	$28,218	$30,000 - $30,300

Interest expense - GAAP	$26,989	$27,130 - $27,640
Less:
Straight-line interest	(28)	(30) -(40)
Capital lease interest	(3,270)	(3,900) - (4,000)
Capitalized interest	-	-
Loan fee amortization	(794)	(800)- (900)
Interest expense - CASH	$22,897	$22,400 - $22,700

Depreciation – owned assets	$15,334	$15,400 – $15,500
Depreciation – capital leases	2,738	4,300 – 4,400
Amortization – intangible assets	817	1,000 – 1,100
Total depreciation and amortization expense	$18,889	$20,700 - $21,000

EMERITUS CORPORATION
CONSOLIDATED SUPPLEMENTAL FINANCIAL INFORMATION For the Calendar Quarters Ended
Unaudited
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q1 2009	Q2 2009	Q3 2009	Q4 2009	2009 Total	% of Total
Average consolidated communities	268.0	268.3	269.0	271.0	269.1
Average available units	23,404	23,439	23,529	23,710	23,521
Average occupied units	20,157	20,298	20,495	20,654	20,401
Average occupancy	86.1%	86.6%	87.1%	87.1%	86.7%
Average monthly revenue per occupied unit	$3,632	$3,626	$3,649	$3,684	$3,648
Calendar days	90	91	92	92	365

Community revenues:
Community revenues	$215,869	$217,304	$221,017	$225,206	$879,396	98.5%
Move-in fees	4,531	4,549	4,196	3,948	17,224	1.9%
Move-in incentives	(770)	(1,079)	(864)	(864)	(3,577)	-0.4%
Total community revenues	$219,630	$220,774	$224,349	$228,290	$893,043	100.0%

Community operating expenses:
Salaries and wages - regular and overtime	$66,942	$67,707	$68,627	$70,323	$273,599	46.7%
Average daily salary and wages	$744	$744	$746	$764	$750
Average daily wages per occupied unit	$36.90	$36.66	$36.40	$37.01	$36.74

Payroll taxes and employee benefits	$23,041	$22,116	$23,689	$24,503	$93,349	15.9%
Percent of salaries and wages	34.4%	32.7%	34.5%	34.8%	34.1%

Actuarial self-insurance reserve adjustments	$-	$(1,726)	$818	$(1,033)	$(1,941)	-0.3%

Utilities	$11,236	$9,406	$11,420	$9,878	$41,940	7.2%
Average monthly cost per occupied unit	$186	$154	$186	$159	$171

Facility maintenance and repairs	$4,903	$5,027	$5,508	$5,683	$21,121	3.6%
Average monthly cost per occupied unit	$81	$83	$90	$92	$86

All other community operating expenses	$37,776	$38,405	$39,331	$42,203	$157,715	26.9%
Average monthly cost per occupied unit	$625	$631	$640	$681	$644

Total community operating expenses	$143,898	$140,935	$149,393	$151,557	$585,783	100.0%
Community operating income	$75,732	$79,839	$74,956	$76,733	$307,260

EMERITUS CORPORATION
CONSOLIDATED SUPPLEMENTAL FINANCIAL INFORMATION For the Calendar Quarters Ended
Unaudited
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q1 2008	Q2 2008	Q3 2008	Q4 2008	2008 Total	% of Total
Average consolidated communities	252.0	252.3	253.0	257.3	253.7
Average available units	21,388	21,427	21,583	22,137	21,634
Average occupied units	18,614	18,473	18,659	19,126	18,718
Average occupancy	87.0%	86.2%	86.5%	86.4%	86.5%
Average monthly revenue per occupied unit	$3,320	$3,364	$3,439	$3,539	$3,417
Calendar days	91	91	92	92	366

Community revenues:
Community revenues	$182,358	$182,765	$188,607	$199,383	$753,113	98.1%
Move-in fees	3,888	4,414	4,555	4,578	17,435	2.3%
Move-in incentives	(854)	(770)	(640)	(873)	(3,137)	-0.4%
Total community revenues	$185,392	$186,409	$192,522	$203,088	$767,411	100.0%

Community operating expenses:
Salaries and wages - regular and overtime	$57,267	$58,375	$60,534	$63,284	$239,460	48.8%
Average daily salary and wages	$629	$641	$658	$688	$654
Average daily wages per occupied unit	$33.81	$34.73	$35.26	$35.97	$34.95

Payroll taxes and employee benefits	$19,508	$18,855	$17,069	$18,184	$73,616	15.0%
Percent of salaries and wages	34.1%	32.3%	28.2%	28.7%	30.7%

Actuarial self-insurance reserve adjustments	$-	$(1,855)	$(637)	$(3,562)	$(6,054)	-1.2%

Utilities	$10,009	$8,763	$10,853	$9,447	$39,072	8.0%
Average monthly cost per occupied unit	$179	$158	$194	$165	$174

Facility maintenance and repairs	$3,947	$4,285	$4,324	$4,400	$16,956	3.4%
Average monthly cost per occupied unit	$71	$77	$77	$77	$75

All other community operating expenses	$31,161	$31,907	$32,490	$32,259	$127,817	26.0%
Average monthly cost per occupied unit	$558	$576	$580	$562	$569

Total community operating expenses	$121,892	$120,330	$124,633	$124,012	$490,867	100.0%
Community operating income	$63,500	$66,079	$67,889	$79,076	$276,544